Exhibit 10.4
FIRST AMENDMENT OF BENEFIT EQUALIZATION
PLAN OF ZIMMER HOLDINGS, INC. AND ITS SUBSIDIARY
OR AFFILIATE CORPORATIONS PARTICIPATING IN THE
ZIMMER HOLDINGS, INC. RETIREMENT INCOME PLAN OR
THE ZIMMER PUERTO RICO RETIREMENT INCOME PLAN
               This First Amendment of Benefit Equalization Plan of Zimmer Holdings, inc. and Its Subsidiary or Affiliate Corporations Participating in the Zimmer Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan (the “Plan”) is adopted by Zimmer Holdings, Inc. (the “Company”).
Background
               A. The Plan was established by the Company effective August 6, 2001.
               B. The Company now wishes to amend the Plan.
Amendment
               1. Effective January 1, 2003, Article III of the Plan is amended to read as follows:
               III. Participation in the Plan
              Each member of the Retirement Income Plan or the Puerto Rico Plan who is employed by a Participating Employer (which term also includes the Company) shall be eligible to participate in this Plan whenever (a) his benefit under the applicable Retirement Plan, as from time to time in effect, would exceed the limitations on benefits and contributions imposed by Section 415 of the Code calculated from and after September 2, 1974, (b) amounts of his compensation would be excluded from his “Final Average Compensation” determined under the Retirement Plan by reason of the application of Section 401(a)(17) of the Code, (c) he participates in the Zimmer Holdings, Inc. Executive Performance Incentive Plan (the “Performance Incentive Plan”), or (d) he qualifies for Rule of 70 benefits under paragraph F of Article IV of this Plan.
               2. Effective January 1, 2003, subparagraph IV.D.(ii) of the Plan is amended to read as follows:
        (ii) a lump sum, provided that, at least one year prior to retirement, the participant has elected, in writing, to receive supplemental pension benefits in a lump sum, which payment shall be made within 60 days after his retirement entitling him to receive payments under the applicable Retirement Plan; except that, in the case of a participant who is eligible to retire under the applicable Retirement Plan, who has an involuntary termination or unplanned retirement, and who elects, in writing, 90 days prior to retirement to receive supplemental pension benefits in a lump sum, such payment shall be made on the first anniversary of his retirement. A Participant’s election of a lump sum under this subparagraph (ii) is revocable, but it must be made on or before the applicable one year or 90-day deadline set forth above to be effective.
               3. Effective as of the date this supplemental pension benefit was adopted by the Compensation and Management Committee of the Board of Directors of the Company, a new paragraph IV.E. is added to the Plan to read as follows:
        E. For purposes of calculating the pension benefits of J. Raymond Elliott (“Elliott”) from the Company, Elliott will be entitled to receive an additional supplemental pension benefit under this Plan equal to the excess of (1) the benefit that would have been payable to Elliott under the Retirement Income Plan if (a) Elliott was entitled to the Retirement Income Plan’s early retirement subsidies when he commences his Retirement Income Plan benefits on or after age 55, and (b) Elliott was credited with ten years of service and ten years of credited service with the Company as of August 6, 2001, and service accrued with the Company by Elliott subsequent to August 6, 2001 was added to the ten years of service and ten years of credited service as of August 6, 2001, over (2) the actual benefit payable to Elliott or his beneficiaries under the Retirement Income Plan. In addition, the amount of any additional supplemental pension benefits that Elliott is entitled to receive under paragraphs A, B, or C of this Article IV will be determined as if Elliott were entitled to the Retirement Income Plan’s early retirement subsidies and was credited with ten years of service and ten years of credited service with the Company as of August 6, 2001. The supplemental pension benefits granted to Elliott pursuant to this paragraph E of Article IV will be reduced by the benefits paid to Elliott by Bristol-Myers Squibb pursuant to the letter agreement between Bristol-Myers Squibb and Elliott dated May 1, 2001 and shall be payable to Elliott (or his beneficiary) pursuant to his election under Section D of this Article IV.
               4. Effective January 1, 2003, a new paragraph IV.F. is added to the Plan to read as follows:
        F. If a member of the Retirement Income Plan or the Puerto Rico Plan terminates from active service with a Participating Employer but has not attained age 55, and is thus not otherwise eligible to retire, he will be eligible for “Rule of 70” benefits under this Plan if: (1) on the date of his termination, the sum of his combined whole and partial years of age and service, rounded up to the next higher whole number, equals at least 70; (2) on the date of his termination, he has completed a minimum of ten years of service as defined in the Retirement Plan; and (3) he timely executes and does not timely revoke a general release in a form acceptable to the Company and, if the Company so requires, he also executes a covenant not to compete and/or a covenant not to solicit in a form acceptable to the Company.
        Rule of 70 benefits under this paragraph F will not be payable to participants: (1) who, although otherwise eligible for Rule of 70 benefits, leave the employ of the Company prior to a scheduled termination date or (2) whose service with the Company is terminated for any of the following reasons:
               (i) Voluntary termination of employment.
               (ii) Mandatory retirement from employment in accordance with Company policy or statutory requirements.
               (iii) Willful misconduct or activity deemed detrimental to the interests of the Company. This may include, but is not limited to: dishonesty, violation of Company policies (such as those relating to alcohol or drugs, etc.), violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of Company confidential information, or conviction of a crime.
               (iv) The willful failure or refusal by the employee substantially to perform his or her duties with the Company (other than any such failure resulting from incapacity due to disability).
               (v) Refusal by the employee to accept a transfer to a position (for which he or she is qualified by reason of knowledge, training and experience) at a new work location that is less than 50 miles farther from the employee’s residence than was his or her work location immediately prior to the proposed transfer.
               (vi) The sale of all or part of the Company’s business assets if the employee is offered employment by the acquirer of those assets.
               (vii) Retirement under a Company disability plan.
               (viii) The employee’s position is outsourced and, within four weeks from the date that his or her employment with the Company terminates, the employee is offered any type of employment with the entity, or any agent or affiliate thereof, that will provide the outsourced services of the Company. For purposes of this Plan, an employee’s position will be considered to have been “outsourced” if the Company has arranged for a third party to provide to the Company the services that the employee had been performing immediately prior to the outsourcing.

               If a participant is eligible under these “Rule of 70” provisions, the participant or his beneficiaries shall be entitled to receive under the Plan a supplemental pension benefit to offset the difference between the individual’s actual Retirement Plan benefits as a vested terminated employee versus what his benefit would have been as an early retiree. This amount will be determined (a) without regard for any provision in the Retirement Plan incorporating limitations imposed by Section 415 of the Code, in the manner set forth in clause (1) of paragraph A of this Article IV, and (b) by disregarding any limitations on the participant’s Final Average Compensation imposed by reason of Section 401(a)(17) of the Code (if it produces a greater benefit), in the manner set forth in paragraph B of this Article IV.
               Any Rule of 70 benefits to which a participant or his beneficiary is entitled under this paragraph F will be reduced by the amount of any Rule of 70 benefits to which the participant is entitled under the Zimmer Holdings, Inc. Severance Plan and shall be payable to the participant (or his beneficiary) pursuant to his election under Section D of this Article IV.
                      Zimmer Holdings, Inc. has caused this First Amendment to Benefit Equalization Plan of Zimmer Holdings, inc. and Its Subsidiary or Affiliate Corporations Participating in the Zimmer Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan to be signed by its duly authorized officers this ___day of December, 2003.

ZIMMER HOLDINGS, INC.
By:	/s/ Sam R. Leno
(Signature)

Sam R. Leno
(Printed)

Senior Vice President and Chief Financial Officer

By:	/s/ Renee Rogers
(Signature)

Renee Rogers
(Printed)

Vice President of Human Resources